Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACTS:
Donald C. Weinberger
Donald W. Fallon, CFO	Alisa D. Steinberg (Media)
CepTor Corporation	Wolfe Axelrod Weinberger Assoc. LLC
(410) 527-9998 Fax (410) 527-9867	(212) 370-4500 Fax (212) 370-4505
dfallon@ceptorcorp.com	don@wolfeaxelrod.com
alisa@wolfeaxlrod.com

CepTor Submits Investigational New Drug Application (IND) to Initiate Clinical Trials with Myodur (C-101)

in Duchenne Muscular Dystrophy (DMD) Patients

HUNT VALLEY, MD – January 17, 2006 -- CepTor Corporation (OTC BB: CEPO), a development-stage biopharmaceutical company focusing on cell-targeted therapeutic products for neuromuscular and neurodegenerative diseases, announced that on January 12, 2006 it submitted an IND to the Food and Drug Administration (FDA) to gain permission to begin human trials in DMD patients with Myodur, the Company’s muscle cell-targeted calpain inhibitor compound. It is a regulatory requirement that the FDA approve an IND for any drug or biologic before human investigation is allowed to commence. The IND approval process normally takes about 30 days. That time period may be extended if the FDA has questions regarding the IND submission or requires additional data. The Company hopes to initiate a phase I/II clinical trial the first part of April 2006.

Duchenne Muscular Dystrophy is the most common and devastating of all the muscular dystrophies. It currently affects about 25,000 boys in the U.S. and EU and has an incidence of approximately one in every 3,500 male births. There is currently no definitive treatment for DMD. Previous work, published in peer-reviewed literature, has shown a firm cause and effect relationship between excess calpain (a protease that is abnormally elevated in DMD) and myonecrosis (muscle cell death) and a clear implication that calpain inhibition may be of therapeutic value in children with DMD. Myodur has been specifically designed to target muscle cells and normalize the levels of calpain in those cells in an effort to preserve muscle tissue.

Norman Barton, M.D., PhD, CepTor’s Chief Medical Officer said, “This is a particularly gratifying submission. It hopefully brings us one step closer to addressing this horrible disease that so adversely affects these boys and their families. With the FDA’s permission, we plan to proceed directly to a phase I/II protocol giving Myodur to Duchenne patients and monitoring safety, dose ranging and biomarkers as a surrogate measurement of efficacy.”

CepTor’s Chairman and CEO, William Pursley added, “This IND and its on-time delivery has been our number one priority. As far as we know, Myodur represents the first potential definitive therapy that will be given to these boys. Our team has been totally focused on this critical milestone over the past year. Their effort and dedication can not be commended enough.”

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About CepTor

CepTor Corporation is a development-stage biopharmaceutical company engaged in the discovery, development, and commercialization of proprietary, cell-targeted therapeutic products for the treatment of neuromuscular and neurodegenerative diseases with a focus on orphan diseases. The Company's mission is to increase the quality and quantity of life of people suffering with these diseases. An orphan disease is defined in the United States as a serious or life-threatening disease that affects less than 200,000 people and for which no definitive therapy currently exists. CepTor Corporation seeks to create an efficient orphan drug platform by taking advantage of the legislative, regulatory and commercial opportunities common to these rare diseases. CepTor's primary efforts are currently being focused on moving its lead product, Myodur, into phase I/II clinical trials for Duchenne muscular dystrophy. The Company's broad platform technology also includes the development of products for multiple sclerosis, retinal degeneration and epilepsy.

This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborator’s ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third party reimbursement.

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